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               LICENSE, DISTRIBUTION, AND ASSET PURCHASE AGREEMENT

This License, Distribution, and Asset Purchase Agreement (the "Agreement") is made this 6 day of October, 1999 (the "Effective Date"), by and among FWB SOFTWARE, LLC, a California limited liability corporation with its principal offices located at 18103 Sky Park South, Suite E-2, Irvine, California 92614 ("FWB"), INSIGNIA SOLUTIONS, INC., a Delaware corporation with its principal offices located at 41300 Christy Street, Fremont, California 94538 ("Insignia US"), and INSIGNIA SOLUTIONS, PLC, an English public company with its principal offices located at 41300 Christy Street, Fremont, California 94538 ("Insignia UK"; together, Insignia US and Insignia UK are the "Insignia Group").

                             R E C I T A L S:

A. Insignia US, as licensee of Insignia UK, holds the rights to certain Intellectual Property and proprietary rights used in connection with the computer software programs designed and marketed by Insignia US under the tradenames/trademarks "SoftWindows" and "RealPC", including all logos, trademarks, trade secrets, source code, object code, executable programs, end user documentation, patents, copyrights, tradenames, service marks, and internet domain names, whether issued or pending, registered or unregistered. The preceding SPECIFICALLY EXCLUDES any proprietary rights in the tradename "SoftWindows," and the source code and object code of Windows and DOS, both of which Insignia US presently employs pursuant to licenses from Microsoft and IBM, respectively.

B. Insignia US desires to grant to FWB a license to all of Insignia US's right, title and interest in SoftWindows, and FWB desires to accept such license, upon the terms and conditions set forth below.

C. Insignia US wishes to appoint FWB as its sub-contracting manufacturer and distributor of RealPC, and FWB wishes to serve as Insignia US's manufacturer and distributor of RealPC, on the terms and conditions set forth herein.

D. The parties intend that Insignia UK will transfer all of its right, title, and interest in the Intellectual Property to FWB, on the terms and conditions set forth herein if and when certain conditions are fulfilled by FWB.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.       DEFINITIONS
    1.1. "DOS License" means the currently effective license between IBM and Insignia US granting the latter certain manufacturing and distribution rights relating to DOS.
    1.2. "Embedded Market" means the range of consumer, industrial and commercial applications whereby computer functionality -- from the most basic to complex -- is incorporated within hardware and software devices that are not traditional desktop or laptop computers.
    1.3. "Emulation Market" means consumer and commercial purchasers of technology through which the functionality of a computer processor is mimicked by software so that PC-based software applications may be run on non-PC machines, such as the Mac or UNIX product lines.
    1.4. "FWB Products and Services" means the software products and services that are reasonably related to or derived from the Intellectual Property.
    1.5. "Gross Profit" means, for each applicable period relating to the Payments, an amount equal to the net sales and services related to and derived from the Intellectual Property, determined in accordance with Generally Accepted Accounting Principles, and net of (i) all royalties due by FWB to third parties; (ii) direct product costs such as freight, packaging, product manuals; and
              (iii) all returns, allowances, and discounts relating to the Intellectual Property. Indirect costs and expenses relating to general administration, sales, marketing, and support are expressly excluded from the calculation of Gross Profit.
    1.6. "Intellectual Property" means the all Intellectual Property Rights held respectively by Insignia UK and Insignia US in RealPC and SoftWindows, and any derivative works thereof.
    1.7. "Intellectual Property Rights" means all worldwide statutory and common law rights associated solely with (i) patents and patent applications; (ii) works of authorship including copyrights, copyright applications, copyright registrations, trademarks, Internet domain names and "moral rights"; (iii) the protection of trade and industrial secrets and confidential information; and
              (iv) divisions,

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              continuations, renewals, and re-issuances of the foregoing now existing, acquired or devised in the future.
    1.8. "JEODE" means the current tradename associated with the proprietary implementation of virtual machine technology, related software development tools and services owned by Insignia UK and developed for the Embedded Market.
    1.9. "Microsoft License" means the currently effective license between Microsoft and Insignia US granting the latter certain manufacturing and distribution rights relating to the Windows product line and the SoftWindows tradename.
    1.10. "RealPC" means the software application for the Emulation Market whereby DOS-based applications may be run on non-PC machines. The RealPC product contains components developed and owned by Insignia and from IBM per the DOS license.
    1.11. "SGI" means the company Silicon Graphics, Inc., its successors and assigns.
    1.12. "SoftWindows" means the software application for the Emulation Market whereby Windows-based applications may be run on non-PC machines. The SoftWindows product contains components developed and owned by Insignia and from Microsoft per the Microsoft License. Only the Insignia component is intended in any references to the SoftWindows product. SoftWindows is also a trademark of Microsoft Corporation.
2.       LICENSE RIGHTS FOR SOFTWINDOWS
    2.1. Grant of License. Subject to the terms and conditions of this Agreement and to the extent of Insignia US's Intellectual Property Rights, Insignia US hereby grants to FWB, a perpetual, non-transferable, exclusive, worldwide license to modify, use, publicly display, reproduce, distribute through its normal distribution channels, and sublicense SoftWindows and derivative works solely within the Emulation Market.
    2.2. SGI Exception. The scope of the preceding license grant expressly excludes the platform of Silicon Graphics work stations, which distribution rights have been previously exclusively granted by Insignia US to SGI.
    2.3. No Source Code Transfers to Third Parties. FWB shall at no time during the term of the license grant in Section 2.1 distribute, sublicense or otherwise transfer or disclose to any third party SoftWindows, any component, or derivative work thereof in source code form.
    2.4. License Term. The SoftWindows license grant in this Section 2 shall commence on the Effective Date and shall continue in perpetuity unless terminated automatically upon consummation of the purchase and transfer of the Intellectual Property on the terms and conditions set forth in Section 8.
3.       INTERIM MANUFACTURING AND DISTRIBUTION RIGHTS FOR REALPC
    3.1. Manufacturing Rights. Insignia US, to the extent of its Intellectual Property Rights in RealPC and pursuant to the DOS License, hereby appoints FWB as its exclusive manufacturer for RealPC and shall provide FWB with a Gold Master CD of RealPC for use within the scope of this Agreement.
    3.2. Distribution Rights. Subject to the terms and conditions of this Agreement and during the term of FWB's manufacturing rights under
              Section 3.1, Insignia US hereby appoints FWB as its exclusive, worldwide distributor of RealPC with respect to all potential customers whether at the retail or wholesale level, such rights being non-transferable.
    3.3. Term and Manufacturing Limit. The term of the preceding grant shall commence on the Effective Date and shall continue until the licenses acquired by Insignia US pursuant to the DOS License and remaining as of the Effective Date have all been manufactured. The number of remaining licenses, as of the Effective Date, is indicated at Schedule 3.1 and represents the maximum number of copies of RealPC that FWB may manufacture pursuant to this Section 3.1.
4.       LICENSE RIGHTS FOR REALPC
    4.1. Grant of License. Subject to the terms and conditions of this Agreement and to the extent of Insignia US's Intellectual Property Rights, Insignia US hereby grants to FWB, a perpetual, non-transferable, exclusive, worldwide license to modify, use, publicly display, reproduce, distribute through its normal distribution channels, and sublicense RealPC and derivative works solely within the Emulation Market.
    4.2. No Source Code Transfers to Third Parties. FWB shall at no time during the term of the license grant in Section 4.1 distribute, sublicense or otherwise transfer or disclose to any third party RealPC, any component, or derivative work thereof in source code form.
License Term. The RealPC license grant in this Section 4 shall commence automatically upon termination of the manufacturing and distribution rights of
Section 3, and shall continue in perpetuity unless terminated automatically

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upon consummation of the purchase and transfer of the Intellectual Property on the terms and conditions set forth in Section 8.
5.       TRADEMARK LICENSE
    5.1. Grant of Trademark License. Subject to the terms and conditions of this Agreement and to the extent of its Intellectual Property Rights, Insignia US hereby grants to FWB a worldwide, nonexclusive, non-transferable, royalty-free, license (the "Trademark License") during the term indicated in Section 5.4, to use the Licensed Trademarks (defined below) solely in connection with FWB's marketing, sale and promotion of the FWB Products and Services.
    5.2. Use of Licensed Trademarks. Whenever FWB displays a trademark owned by Insignia US and identified on Schedule 5.2 (the "Licensed Trademarks"), FWB shall display it in a size and style less prominent than, and separate from, FWB's own name, marks or logos, and accompanied by a -TM- symbol. FWB shall, if commercially reasonable, legibly display the following trademark legend, which may be presented in "mouseprint" but must be large enough to be legible, on all media in or on which FWB displays the Licensed Trademark(s): "Insignia, RealPC, and all associated trademarks and logos are trademarks or registered trademarks of Insignia Solutions, Inc. in the U.S. and other countries."
    5.3.      Quality Control.  FWB shall maintain the quality of the
              products and services with which FWB uses the Licensed
              Trademarks and the Intellectual Property at a level that meets or exceeds the quality standards of the industry with
              respect to similar products. During the term of the Trademark License, FWB agrees to provide Insignia US with a royalty-free copy of any and all products produced by FWB
              bearing any Licensed Trademark(s) or using the Intellectual Property within thirty (30) days prior to first customer shipment of such product.  If within fifteen (15) business days of receipt of such FWB Product, Insignia US has not informed
              FWB that the quality of such product fails to meet Insignia US's standards, FWB may reasonably assume that the FWB Product is suitable for distribution pursuant to the terms of this
              Agreement. If the FWB Product does not meet or exceed Insignia US's standards, and Insignia US so notifies FWB in writing within fifteen (15) business days of receipt, FWB shall use commercially reasonable efforts to modify such product so that such standards are met and shall not distribute such FWB Product with any Licensed Trademark until such standards are met.
    5.4. The Trademark License shall commence as of the Effective Date, and shall terminate concurrently with the termination of the license or distribution rights granted in Sections 2, 3, and 4, or as otherwise agreed upon in writing by the parties hereto.
6.       PAYMENT OBLIGATIONS
    6.1. Initial Fee. In consideration for the grants in Sections 2, 3, 4 and 8, FWB shall deliver to Insignia US upon execution of this Agreement the non-refundable sum of Twenty-Five Thousand Dollars ($25,000) in immediately available funds, via wire transfer to an account specified by Insignia US (the "Initial Fee").
    6.2.      Quarterly Payments.
         6.2.1. During the term of any grant under Section 2, 3 or 4, and as additional consideration for the grants in Sections 2, 3, and 4, FWB shall make non-refundable quarterly payments ("Quarterly Payments") to Insignia US in accordance with
                  Section 6.2.4 and based upon the annual, cumulative Gross Profit derived from the FWB Products and Services for the relevant period.
         6.2.2.   The Quarterly Payments shall be computed as follows:
              6.2.2.1. Ten Percent (10%) of the amount by which annual Gross
                       Profits for the applicable period exceed $0 but are less than, or equal to, $500,000; plus
              6.2.2.2. Twenty Percent (20%) of the amount by which annual Gross
                       Profits for the applicable period exceed $500,000 but are less than, or equal to, $1,000,000; plus
              6.2.2.3. Thirty Percent (30%) of the amount by which annual Gross
                       Profits for the applicable period exceed $1,000,000.
         6.2.3. Quarterly Payments shall be calculated on a cumulative, calendar basis and shall be paid on a quarterly basis. Thus, for purposes of demonstrating the calculation, if Gross Profits for the first quarter of a calendar year equal $1,200,000, then the Quarterly Payment for that quarter will equal ten percent of the first $500,000 (or $50,000)
                  plus twenty percent of the next $500,000 (or $100,000),
                  plus thirty percent of the remainder ($60,000) for a total Quarterly Payment of $210,000 for that period. If Gross Profits for the second quarter amounted to $1,000,000, then the cumulative Gross Profits would equal $2,200,000 and the Quarterly Payment would be payments owed on $2,200,000
                  (e.g.,  $50,000 plus $100,000 plus $400,000 equals  $550,000)
                  minus previous Quarterly Payments during the calendar year. Following any periodic determination of cumulative

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                  Gross Profits, any excess Quarterly Payments shall be credited against future Quarterly Payments only.
    6.2.4. Quarterly Payments due to Insignia US pursuant to this Section 6 shall be made in immediately available funds, and shall be paid to Insignia US on an quarterly basis concurrent with delivery of the Quarterly Schedule pursuant to Section 6.3.
                  The first Quarterly Payment shall be calculated based upon Gross Profits derived from the FWB Products and Services during the period from the Effective Date through March 31, 2000, only (the "Initial Period").
    6.3. Preparation of Schedule. Beginning in March 2000, FWB shall prepare and deliver to Insignia US within thirty (30) days of the end of each calendar quarter (March, June, September and December) a schedule setting forth a reasonably detailed calculation of Gross Profits by FWB Product and Service with respect to the calendar quarter just ended. The schedule delivered in April 2000 shall set forth a calculation of Gross Profits with respect to the Initial Period.
    6.4. Audit Rights. Insignia US may, no more frequently than once per year, retain at its own expense an independent accounting firm to audit FWB's relevant books and records for any previously unaudited period(s) with respect to calculating Gross Profits. If the determination of the accounting firm differs from that of FWB, the parties shall negotiate in good faith for a period of ten (10) business days to resolve any differences. Any resolution agreed to in writing shall be final, conclusive and binding on FWB and Insignia US with respect to the determination of Gross Profits for such period. If the parties have agreed that there was a shortfall in FWB's calculation of Gross Profits for any period, FWB shall promptly pay to Insignia US the full amount of any underpayment.
              If the calculation of Gross Profits by the accounting firm reveals that the Gross Profits calculation by FWB for any quarter was understated by five percent (5%) or more, FWB shall reimburse Insignia US for all reasonable costs associated with the audit.
7.       CUSTOMER SUPPORT
    7.1. Commencing thirty (30) days after the Effective Date ("Customer Support Assumption Date"), FWB shall assume responsibility for all then-existing and future support obligations relating to the Mac platform for the Intellectual Property (the "Support
              Obligations"). UNIX support shall commence on an individual basis, as each individual customer support agreement comes up for renewal, such renewal to be forwarded by the Insignia Group to FWB.
    7.2. The Insignia Group shall promptly credit to FWB's Quarterly Payments a pro-rata portion of any pre-paid fees received in connection with services rendered, or to be rendered, by FWB pursuant to the Support Obligations from and after the Effective Date.
    7.3. Between the Effective Date and the Customer Support Assumption Date, the Insignia Group shall ensure that all existing support obligations are assigned to FWB effective on the Customer Support Assumption Date.
8.       RIGHT TO PURCHASE INTELLECTUAL PROPERTY
    8.1. Vesting of Right to Purchase. If and when the sum of the Quarterly Payments made by FWB to Insignia US pursuant to
              Section 6.2 equals Five Hundred and Fifty Thousand Dollars ($550,000) (the "Vesting Date"), FWB will have a vested interest in acquiring all right, title and interest to all interests in the Intellectual Property (without trademark rights to the Insignia name and logo) held by Insignia UK, and Insignia UK will transfer the same to FWB upon request. FWB may, at its sole discretion, deliver such funds to Insignia US so that such funds plus any previous Quarterly Payments equal Five Hundred and Fifty Thousand Dollars ($550,000) thus accelerating the arrival of the Vesting Date.
    8.2. Purchase of Intellectual Property; Assumption of Liabilities. Upon passage of the Vesting Date and upon request by FWB, Insignia UK shall sell, transfer, assign and deliver unto FWB and its successors and assigns forever, the Intellectual Property (without trademark rights to the Insignia name and logo), and all additional existing Support Obligations (the "Assumed Liabilities"), and FWB will assume the Assumed Liabilities, and purchase the Intellectual Property. There shall be no additional consideration required for the transfer of the Intellectual Property.
    8.3. Taxes. FWB will pay all sales and use taxes and transfer taxes, if any, applicable to the transfer of the Intellectual Property provided for by this Section 8.
    8.4. Transfer of Intellectual Property. Delivery of the source code and object code comprising part of the Intellectual Property (the "Code") shall be completed by transferring the Code via remote telecommunications from Insignia UK's place of business to or through FWB's computer system.

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    8.5.      Conditions to Obligations of FWB. The obligation of FWB to consummate the purchase of the Intellectual Property and to assume the Assumed Liabilities pursuant to this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by FWB:
         8.5.1. Representations and Warranties; Performance of Obligations. The representations and warranties of each of Insignia UK and Insignia US set forth in Section 11 hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the transfer of the Intellectual Property and Assumed Liabilities to FWB (i) shall have been and be true and correct in all material respects as of the Effective Date and, except where the context otherwise requires, (ii) as of the Vesting Date as though made on and as of the Vesting Date. Each of Insignia US and Insignia UK shall have performed in all material respects the agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date.
         8.5.2. Certificates and Instruments of Transfer. The Insignia Group shall have delivered to FWB the following:
              8.5.2.1. possession of all documentation comprising part of, or evidencing title to, the Intellectual Property, provided that in no event shall FWB receive possession of any tangible personal property, such as storage media, in connection with the Code;
              8.5.2.2. a Bill of Sale and Assignment and Assumption, executed by
                       Insignia UK;
              8.5.2.3. a Trademark Assignment relating to RealPC, executed by
                       Insignia US; and
              8.5.2.4. other documents required to be delivered by the Insignia
                       Group in order to effect the transactions contemplated hereby, in form and substance reasonably satisfactory to FWB and its counsel.
         8.5.3. Microsoft License. FWB shall have entered into a license agreement with Microsoft with respect to the Microsoft component of SoftWindows.
         8.5.4.   DOS License. FWB shall have entered into a license agreement with IBM with respect to the DOS component of RealPC.
         8.5.5.   Consents. The Insignia Group shall have obtained all necessary consents required in connection with the transfer to FWB of the Intellectual Property and Assumed Liabilities, and shall have delivered to FWB evidence of all such consents.
    8.6. Conditions of Obligations of the Insignia Group. The obligations of each of Insignia UK and Insignia US to consummate the sale and purchase contemplated by this Agreement are subject to the satisfaction of the following conditions, any of which may be waived by either Insignia US or Insignia UK:
         8.6.1. Representations and Warranties; Performance of Obligations. The representations and warranties of FWB set forth in Section 12 and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with this Agreement and the transfer of the Intellectual Property and Assumed Liabilities shall have been and be true and correct in all material respects as of (i) the Effective Date and (ii) as of the Vesting Date as though made on and as of the Vesting Date. FWB shall have performed in all material respects the agreements and obligations necessary to be performed by it under this Agreement prior to the Vesting Date.
         8.6.2. Deliveries by FWB. FWB shall have delivered to Insignia US the following:
             8.6.2.1. the Initial Fee and all Quarterly Payments required hereunder; and
             8.6.2.2. the Bill of Sale and Assignment and Assumption, executed by FWB.
9.       CLOSING DATE AND TERMINATION OF AGREEMENT
    9.1. Closing Date. The closing for the consummation of the purchase and sale of the Intellectual Property contemplated by this Agreement (the "Closing") shall, unless another date or place is agreed to in writing by the parties, take place on or about the Vesting Date (the "Closing Date") at a place to be determined by the parties.
    9.2. Termination of Agreement. This Agreement may be terminated and abandoned at any time prior to the Closing Date by mutual consent of the parties, or by either party for material breach by the other party.
    9.3. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.2, notice thereof shall be promptly given by the terminating party to the other parties and thereafter this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Insignia US or FWB or any of their respective affiliates except that nothing herein will relieve any party from liability for any breach of any representation, warranty, agreement or covenant herein or damages resulting therefrom.

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    9.4.      Survival.  Notwithstanding the termination of this Agreement, the provisions of Sections 11 and 12 shall continue in effect for a period of one (1) year.
10.      INDEMNIFICATION
    10.1. FWB's Indemnity Obligation. FWB hereby agrees to defend and fully indemnify the Insignia Group against any legal proceeding brought against it to the extent such claim arises from (i) a breach by FWB of any of the covenants, representations and warranties contained herein, or (ii) FWB's use of the Intellectual Property in connection with the marketing or distribution of FWB Products and Services, other than a claim described in Section 10.2 below. FWB will pay all damages, costs and fees awarded by a court of competent jurisdiction, or such settlement amount negotiated by FWB, attributable to such claim.
    10.2. Insignia's Indemnity Obligation. The Insignia Group will defend and fully indemnify FWB against any legal proceeding brought against FWB, to the extent such claim (i) arises from a breach by the Insignia Group of any of the covenants, representations and warranties contained herein, or (ii) is based on a claim that FWB's authorized use of the Intellectual Property is an infringement of a third party Intellectual Property Right, and will pay all damages costs and fees awarded by a court of competent jurisdiction, or such settlement amount negotiated by the Insignia Group attributable to such claim. The foregoing shall not apply to any claims of intellectual property infringement based upon the combination of the Intellectual Property with code, technology or documentation from other sources.
    10.3.     Prerequisites. Under Sections 10.2 above, FWB must, and under
              Section 10.1 above, the Insignia Group must: (i) provide notice of the claim promptly to the party providing an indemnity; (ii) give the indemnifying party sole control of the defense and settlement of the claim; (iii) provide the indemnifying party, at indemnifying party's expense, all available information, assistance and authority to defend; and (iv) not have compromised or settled such claim or proceeding without the indemnifying party's prior written consent.
    10.4. Additional Remedies. Should the Intellectual Property become, or in the opinion of the Insignia Group be likely to become, the subject of a claim of infringement for which indemnity is provided above pursuant to Section 10.2, the Insignia Group may, at its sole option, attempt to procure on reasonable terms the rights necessary for FWB to exercise its license rights under this Agreement with respect to the infringing items, or to modify the infringing items so that they are no longer infringing without substantially impairing their function or performance. If the Insignia Group is unable to do the foregoing after reasonable efforts, then the Insignia Group may send a notice of such inability to FWB together with a refund of any Quarterly Payments received from FWB for the infringing items and terminate this Agreement.
    10.5. Indemnification Exclusive. Absent common law fraud or intentional misrepresentation, the indemnification provisions of this Section 10 shall be the exclusive remedy for breach of any representation or warranty contained in this Agreement.
11.      REPRESENTATIONS AND WARRANTIES OF THE INSIGNIA GROUP
The Insignia Group hereby represents and warrants to FWB, as of the Effective Date or as otherwise set forth in such representation or schedule hereto, as follows:
    11.1. Organization. Insignia US is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Insignia UK is duly incorporated, validly existing and in good standing under the laws of the England and has the requisite power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets
    11.2. Authorization. The execution and delivery of this Agreement by each of Insignia US and Insignia UK and the performance of each of their obligations hereunder have been duly authorized by all requisite action on the part of each, and no other action or approval is necessary for the execution, delivery or performance of this Agreement by the Insignia Group. The Insignia Group has full right, power, authority and capacity to execute, deliver and perform this Agreement and such other agreements and instruments as are contemplated hereby. This Agreement has been duly executed and delivered by Insignia and is a valid and binding obligation of the Insignia Group, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

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   11.3.    No Contingent Obligations. The Insignia Group has no legal obligation, absolute or contingent, to any other person to sell or license any of the Intellectual Property (other than as contemplated in the ordinary course of business), and has not taken any steps to enter into any agreement or arrangement, whether written or verbal, with respect thereto.
   11.4. Title to Intellectual Property. Except as described in connection with the Microsoft License and DOS License, Insignia UK and/or its affiliated companies has good and marketable title to all of the Intellectual Property free and clear of all Encumbrances of any nature whatsoever. To the knowledge of Insignia UK, no right of Insignia UK in the Intellectual Property (i) conflicts with, infringes upon or otherwise violates any rights of others, (ii) is subject to any pending or overtly threatened litigation or other adverse claims or infringement by any other party, or (iii) is based upon proprietary information of others that has been illegally obtained. There has been no written, or to the knowledge of Insignia UK, other claim of infringement by Insignia UK of any domestic or foreign patents, trademarks, service marks, copyrights, or any other intellectual property of any other party.
   11.5. Title to Licensed Trademarks. Insignia US and/or its affiliated companies has good and marketable title to all of the Licensed Trademarks free and clear of all Encumbrances of any nature whatsoever. To the knowledge of Insignia US, no right of Insignia US in the Licensed Trademarks (i) conflicts with, infringes upon or otherwise violates any rights of others, (ii) is subject to any pending or overtly threatened litigation or other adverse claims or infringement by any other party, or (iii) is based upon proprietary information of others that has been illegally obtained. There has been no written, or to the knowledge of the Insignia Group, other claim of infringement by Insignia US of any domestic or foreign patents, trademarks, service marks, copyrights, or any other intellectual property of any other party.
   11.6. Intellectual Property Warranty. The Insignia Group hereby warrants that, to the extent of the Insignia Group's Intellectual Property Rights, the Intellectual Property that is the subject of this Agreement, as delivered to FWB, shall operate substantially in accordance with the end user documentation accompanying SoftWindows and RealPC, respectively. The Insignia Group hereby expressly disclaims to the full extent allowed by law all terms, warranties, and conditions, including, without limitation, that the Intellectual Property is free of defects, merchantable, satisfactory, or fit for a particular purpose. Insignia does not warrant that the Intellectual Property will meet FWB's requirements or that its use will be uninterrupted or error free. This disclaimer of warranty constitutes an essential part of this Agreement, and no use of the Intellectual Property is authorized except subject to this disclaimer.
   11.7. Proceedings; No Violations; Permits. To the knowledge of the Insignia Group, there is no suit, action, or proceeding threatened against or affecting either company that is likely to prevent or materially delay the consummation of the transactions contemplated by this Agreement. To the knowledge of the Insignia Group, it is in violation of any applicable law, statute, order, rule, or regulation promulgated, or judgment entered against either Insignia UK or Insignia US, in a manner which is reasonably likely to materially adversely affect the business or operations of either, or delay the consummation of the transactions contemplated by this Agreement. The Insignia Group holds all consents, licenses, permits, grants or other authorizations required to permit operation of its assets and conduct of its business as it is presently being conducted.
   11.8. No Conflict. Neither the execution and delivery of this Agreement by the Insignia Group nor the consummation of the transactions contemplated hereunder nor the fulfillment by the Insignia Group of any of its terms will:
        11.8.1. conflict with or result in a breach by either Insignia US or Insignia UK of, or constitute a default under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, or give a right to terminate or cancel under, any of the terms, conditions or provisions of (i) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement involving $50,000 or more, or any other material contract, arrangement or agreement to which either Insignia US or Insignia UK is a party or to which any material portion of the assets of Insignia US or Insignia UK is subject, (ii) the Certificate of Incorporation or By-Laws of Insignia US, or (iii) any judgment, order, writ, injunction, decree or demand of any governmental entity which materially affects either Insignia US or Insignia UK, or is likely to adversely affect the ability of either Insignia US or Insignia UK to conduct its business (as conducted prior to the Closing) or own or convey its assets;

        11.8.2. result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any material assets of Insignia US or which materially affects Insignia US's ability to conduct its business as conducted prior to the date of this Agreement; or
        11.8.3. cause a loss or adverse modification of any permit, license, or other authorization granted by a governmental entity to or otherwise held by either Insignia US or Insignia UK, except for any such loss or adverse modification which would not, individually or in the aggregate, result in a material adverse effect.
   11.9. No Consents. No consent, approval or authorization of, or declaration, filing or registration with, any governmental entity or any other party is required to be made or obtained by the Insignia Group in connection with the execution, delivery and performance by the Insignia Group of this Agreement and the consummation of the transactions contemplated hereby, including the transfer to FWB of the Intellectual Property.
   11.10. Customer Support Receipts. From the Effective Date, the Insignia Group shall forward to FWB any and all sums received for Customer Support relating to the Intellectual Property to be provided by FWB after the Effective Date.
12.    REPRESENTATIONS AND WARRANTIES OF FWB
FWB hereby represents and warrants to the Insignia Group as follows:
   12.1. Organization. FWB is a duly organized limited liability company, validly existing and in good standing under the laws of the State of California and has the requisite power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.
   12.2. Authorization. The execution and delivery of this Agreement by FWB and the performance of its obligations hereunder have been duly authorized by all requisite action on the part of FWB and its members, and no other action by FWB is necessary for the execution, delivery or performance of this Agreement by FWB. This Agreement has been duly executed and delivered by FWB, and is a valid and is a valid and binding obligation of FWB, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).
   12.3. No Conflict. Neither the execution and delivery of this Agreement by FWB nor the consummation of the transactions contemplated hereunder nor the fulfillment by FWB of any of its terms will violate, conflict with or result in a breach by FWB of, or constitute a default by it under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of (i) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement or any other material contract, arrangement or agreement to which FWB is a party or to which a material portion of the assets of FWB is subject, (ii) the articles of organization or operating agreement of FWB, (iii) any law or regulation applicable to FWB, or (iv) any judgment, order, writ, injunction, decree or demand of any governmental entity which materially affects FWB or which materially affects the ability of FWB to conduct its business.
13.    COVENANTS
   13.1. Further Assurances. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
   13.2. Termination of Microsoft License. Insignia US shall terminate the Microsoft License on or prior to October 31, 1999.
   13.3. Sublicense of the Intellectual Property. Following any sale and transfer of the Intellectual Property to FWB pursuant to this Agreement, the Insignia Group shall have a perpetual, transferable, royalty-free license to use, modify, create derivative works, reproduce, distribute, license, sublicense, and publicly display all code comprising the Intellectual Property solely within the Embedded Market. Furthermore, FWB affirms that neither FWB nor any party to whom FWB might license or transfer FWB's rights in the Intellectual Property will ever make, directly or indirectly, any claim or assertion of any infringement or misappropriation with respect to the Intellectual Property and any product or service that Insignia, any Insignia licensee, or subsequent transferee of any Intellectual Property Right Insignia may hold in its then-current technology.
   13.4.    Non-Competition.
        13.4.1. Non-Competition by the Insignia Group. During the term of this Agreement and for a period of five (5) years following, neither Insignia US nor Insignia UK nor any of their respective transferees shall directly compete with FWB in the Emulation Market. This covenant shall not apply to the ownership by Insignia US or Insignia UK of five percent (5%) or less of the outstanding voting securities of any corporation or other entity which has its securities listed on a national securities exchange or on the Nasdaq Stock Market, and shall not be interpreted to prevent Insignia US or Insignia UK from entering into any license, merger, joint venture or other agreements with any other party who directly competes with FWB in the Emulation Market, provided that any competing product created as a result of such license, merger, or joint venture does not incorporate the Intellectual Property, or any improvements thereto.
        13.4.2. Non-Competition by FWB. During the term of this Agreement and for a period of five (5) years following, neither FWB nor any transferee shall use, or allow any third party to use, the Intellectual Property in order to develop and market new products or services that directly compete with any products or services in the Embedded Market. This covenant shall not apply to the ownership by FWB of five percent (5%) or less of the outstanding voting securities of any corporation or other entity which has its securities listed on a national securities exchange or on the Nasdaq Stock Market, and shall not be interpreted to prevent FWB from entering into any license, merger, joint venture or other agreements with any other party who directly competes with Insignia US or Insignia UK in the Embedded Market, provided that any competing product created as a result of such license, merger, or joint venture does not incorporate any of the Intellectual Property, or any improvements thereto.
        13.4.3.  Scope of Non-Compete. The covenants contained in this
                 Section 13 shall apply to the entire world. The parties have agreed that it is reasonable to have the provisions of this
                 Section 13 apply to the entire world for various reasons, including, without limitation, that (i) the Insignia Group currently sells and distributes their products and related services to parties in numerous countries and after the closing of the transactions contemplated by this Agreement, the Insignia Group shall continue to sell and distribute their products throughout all of the world, and (ii) FWB intends to sell and distribute the FWB Products and Services, and any product based upon or derived from the Intellectual Property, throughout all of the world.
14.      MISCELLANEOUS
   14.1. Expenses. Each of FWB and Insignia US shall bear their own respective expenses incurred in connection with the preparation and negotiation of this Agreement and all related ancillary documents, and in connection with the consummation of the transactions contemplated by this Agreement.
   14.2. Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contains the entire agreement between the parties with respect to the matters provided therein, and supersedes any previous agreements and understandings between the parties with respect to those matters.
   14.3. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of California applicable to such agreements. Any action, suit or other proceeding initiated by Insignia US, Insignia UK or FWB against any other party under or in connection with this Agreement may be brought in any Federal or state court in the State of California, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof. The parties hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.
   14.4. Headings. The Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.
   14.5. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally or (b) sent by registered or certified mail, postage prepaid, or (c) sent by overnight courier with a nationally recognized courier, or (d) via facsimile confirmed in writing in any of the foregoing manners, as follows:

If to Insignia:            Insignia Solutions, Inc.
                           41300 Christy Street
                           Fremont, California 94538
                           Attention: President
                           Facsimile: (510) 360-3702
with a copy to:            Insignia Solutions, Inc.
                           41300 Christy Street
                           Fremont, California 94538
                           Attention: Legal Department
                           Facsimile: (510) 360-3701

If to FWB:                 FWB Software, LLC
                           18103 Sky Park South
                           Suite E2
                           Irvine, CA 92614
                           Attention: James R. Hale
                           Facsimile: (949) 863-3136

with a copy to:            Paul, Hastings, Janofsky & Walker LLP
                           695 Town Center Drive, 17th Floor
                           Costa Mesa, California  92626
                           Attention: Douglas A. Schaaf, Esq.
                           Facsimile: (714) 979-1921

If sent by mail, notice shall be considered delivered five (5) business days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof. Any party may by notice to the other parties change the address to which notice or other communications to it are to be delivered or mailed.
   14.6. Assignability. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by any party without the written consent of the other parties, which consent shall not be unreasonably withheld, and any such purported assignment by any party without such consent shall be void.
   14.7. Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing and signed by the parties hereto. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.
   14.8. Public Announcements. The parties agree that they shall issue a mutual announcement relating to this transaction no later than one
            (1) business day prior to Insignia's earnings release, presently scheduled for October 20, 1999.
   14.9. Severability. If any term or provision of this Agreement shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, or affecting any other provision of this Agreement.
   14.10. Arbitration. With the exception of any matter involving a request for injunctive relief, any dispute regarding the validity, the terms or any aspect of this Agreement, or any act which allegedly has or would violate any provision of this Agreement, will be submitted to binding arbitration and shall be administered by the JAMS/Endispute, Inc. ("JAMS") or the American Arbitration Association ("AAA"), which shall be the exclusive remedy for such claim or dispute. The selection of JAMS or AAA will be at the option of the claimant, and the matter shall be conducted in accordance with the rules for commercial arbitration then in effect for the tribunal selected. The arbitrator shall be appointed by the arbitration body and shall be a retired judge or attorney licensed to practice law in California having more than five years of substantial experience in litigation of similar disputes. Unless the parties otherwise agree, the arbitrator shall apply the California Evidence Code to proceedings and the substantive California and federal law applicable to the claim asserted, as though the matter were heard in the courts of those jurisdictions located in the State of California. The arbitrator shall not have the power to commit errors of law or legal reasoning, and the award may be vacated pursuant to California Code of Civil Procedure Sections 1286.2 or 1286.6 for any such error. The arbitration shall be conducted in Orange County, California, at a site to be determined by the arbitrator. Unless specifically awarded by the arbitrator, each party shall bear the cost of its own attorneys' fees and expenses.

   14.11. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile signatures shall be treated as if they were originals.


                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, authorized officers of the parties hereto have duly executed this License, Distribution, and Asset Purchase Agreement as of the Effective Date.

On behalf of:

Insignia Solutions, Inc.

By:      BY:  /s/ RICHARD M. NOLING
        -------------------------------------------

Name:    Richard M. Noling
        -------------------------------------------

Title:   President & CEO
        -------------------------------------------

Date:    October 6, 1999
        -------------------------------------------


Insignia Solutions, Plc.

By:      BY:  /s/ RICHARD M. NOLING
        -------------------------------------------

Name:    Richard M. Noling
        -------------------------------------------

Title:   President & CEO
        -------------------------------------------

Date:    October 6, 1999
        -------------------------------------------


FWB Software, LLC

By:      BY:  /s/ JAMES R. HALE
        -------------------------------------------

Name:    James R. Hale
        -------------------------------------------
         Manager of Parallax Capital Partners, LLC,
Title:   Manager of FWB Software, LLC
        -------------------------------------------

Date:    October 6, 1999
        -------------------------------------------

                                  SCHEDULE 3.1
                   DOS LICENSES REMAINING AS OF EFFECTIVE DATE

As of the Effective Date, the number of DOS licenses remaining under the DOS License is twenty four thousand, five hundred twenty-nine (24,529).

                                  SCHEDULE 5.1
                               LICENSED TRADEMARKS





                                     [LOGO]




                           RealPC-Registered Trademark-


                                  Insignia-TM-



                             Insignia Solutions-TM-